Exhibit 10.13

AMENDMENT TO

MARRIOTT VACATIONS WORLDWIDE CORPORATION

AMENDED AND RESTATED

STOCK AND CASH INCENTIVE PLAN

Effective December 9, 2015, the following amendments to the Marriott Vacations Worldwide Corporation Amended and Restated Stock and Cash Incentive Plan were approved:

1.	Article 11.2 was amended by adding the following to the end thereof:

Upon Termination of Service or at such other times as determined by the Committee, the Non-Employee Director Share Award awarded to a Non-Employee Director shall be paid to the Non-Employee Director.

2.	Article 11.3(e) was deleted in its entirety and replaced by the following:

(e)	Payment of Stock Units. Upon Termination of Service or at such other times as determined by the Committee, the Stock Units credited to a Non-Employee Director’s Stock Unit Account shall be paid to the Non-Employee Director in an equal number of shares of Stock in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as irrevocably elected in writing by the Non-Employee Director at the time of the Non-Employee Director’s election to defer Fees under Article 11.3(a), pursuant to rules established from time to time by the Committee.